Exhibit 99.1

CONTACT INFORMATION:

Investors and Media

David Schummers

Director of Investor Relations

408-548-6500

dschummers@kyphon.com

Kyphon Reports Third Quarter 2004 Financial Results

SUNNYVALE, Calif., Oct. 26, 2004 – Kyphon Inc. (Nasdaq: KYPH) today announced financial results for the three- and nine-month periods ended September 30, 2004. For the quarter, the Company reported net sales of $55.8 million, an increase of 59% over the $35.1 million in net sales reported for the same period in 2003. Pretax income for the quarter was $10.2 million, an increase of 96% over the pretax income reported for the third quarter of 2003. Net income for the third quarter was $6.1 million, or $0.14 per fully-diluted share. This compares to $0.11 per fully-diluted share reported for the same period of 2003.

For the nine-month period, Kyphon reported net sales of $151.0 million, which represents a 65% increase over the $91.4 million reported for the first nine months of 2003. Pretax income for the first nine months was $26.1 million, which was a three-fold increase over the pretax income of $8.6 million reported for the same period in 2003. Net income for the nine months ended September 30, 2004 was $15.6 million, or $0.36 per fully-diluted share, as compared to $8.1 million, or $0.19 per fully-diluted share, for the comparable period in 2003.

Kyphon’s revenue for the quarter included $49.6 million in net sales in the United States and $6.2 million in net sales from its international operations, representing 54% growth and 108% growth in those markets, respectively, over the third quarter of 2003.

“The third quarter marked another period of strong execution as we took important steps to prepare for a successful 2005,” commented Richard Mott, president and chief executive officer of Kyphon. “We increased the number of spine specialists trained to treat spinal fractures through use of our minimally invasive surgical instrumentation, expanded our sales force, continued efforts to solidify surgical and hospital reimbursement, and furthered awareness of the benefits of Balloon Kyphoplasty in the primary care physician community and among potential patients.”

“Our earnings performance was slightly better than expected due primarily to somewhat higher than anticipated revenues, coupled with timing of certain marketing activities and lower litigation expenses. We remain committed to our long-term growth strategies and anticipate continued strong investment in the key drivers of our business. In addition, we intend to increase resources devoted to adding to the body of clinical data on kyphoplasty and expanding the list of clinical outcomes through conducting important and significant clinical trials addressing our core osteoporosis market as well as cancer- and trauma-induced spinal fractures,” said Mott.

“I consider our most important accomplishment during the first nine months of 2004 to be the progress made in building a worldwide franchise dedicated to the minimally-invasive treatment of spinal fractures. We believe our dedicated, focused efforts over the past four years to bring innovative technologies and new procedural solutions to spine specialists and patients has created a foundation for continued growth and market success,” concluded Mott.

Financial Outlook

For the fourth quarter of 2004, the Company anticipates that net sales will be approximately $61 to $62 million, bringing full-year 2004 expected revenues to approximately $212 to $213 million. This compares to the targeted revenue range for 2004 of $210 to $212 million the Company communicated in its August 4, 2004 press release on second-quarter 2004 earnings. Earnings per fully-diluted share for the fourth quarter is targeted to be between $0.12 to $0.13, bringing the full-year 2004 anticipated earnings per fully-diluted share to be approximately $0.48 to $0.49. This compares to the 2004 targeted earnings per fully-diluted share range of $0.44 to $0.46 previously communicated.

Earnings Call Information

Kyphon will host a conference call on Tuesday, October 26, 2004 at 2:00 p.m. Pacific Time to discuss its third-quarter results. A live Webcast of the call will be available from the Investor Relations portion of the Company’s corporate website, www.kyphon.com. An audio replay of the call will also be available beginning from 6:00 p.m. Pacific Time on Tuesday, October 26, 2004 until 12:00 a.m. Pacific Time on Tuesday, November 2, 2004. To access the replay, dial (888) 203-1112 (U.S) or (719) 457-0820 (International) and enter the confirmation number 802371.

About Kyphon

Kyphon develops and markets medical devices designed to restore spinal function using minimally-invasive technology. The Company’s initial products are used in Balloon Kyphoplasty, a minimally-invasive procedure to treat spinal fractures caused by osteoporosis and cancer. For more information, visit the Company’s web site at http://www.kyphon.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements include, but are not limited to, those that use words such as “believes,” “expects,” “anticipates,” “hopes,” “intends,” “plans,” “projects,” and words of similar effect, and specifically include the Company’s future financial projections and anticipated business direction and performance. Forward-looking statements are based on management’s current, preliminary, expectations and are subject to risks and uncertainties, which may cause the Company’s actual results to differ materially from the statements contained herein. Further information on potential risk factors that could affect Kyphon, its business and its financial results are detailed in the Company’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Factors Affecting Operations and Future Results,” of Kyphon’s quarterly report on Form 10-Q for the quarter ended June 30, 2004, filed with the Securities and Exchange Commission on August 9, 2004. Kyphon undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Kyphon and KyphX are registered trademarks of Kyphon Inc.

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(Tables to follow)

KYPHON INC.

CONDENSED CONSOLIDATED INCOME STATEMENTS

(unaudited; in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
U.S. sales	$49,645	$32,179	$135,314	$82,731
International sales	6,166	2,966	15,675	8,632

Net sales	55,811	35,145	150,989	91,363

Cost of goods sold	6,247	4,591	17,164	11,891

Gross profit	49,564	30,554	133,825	79,472

Operating expenses:
Research and development	5,548	4,186	15,077	11,232
Sales and marketing	26,342	17,259	73,443	48,269
General and administrative	7,785	4,174	19,960	11,534
Purchased in-process research and development	—	—	—	636

Total operating expenses	39,675	25,619	108,480	71,671

Income from operations	9,889	4,935	25,345	7,801
Interest income and other, net	343	277	803	771

Net income before income taxes	10,232	5,212	26,148	8,572
Provision for income taxes	4,100	500	10,500	500

Net income	$6,132	$4,712	$15,648	$8,072

Net income per share:
Basic	$0.15	$0.12	$0.39	$0.21

Diluted	$0.14	$0.11	$0.36	$0.19

Weighted-average shares outstanding:
Basic	40,733	38,767	40,216	38,140

Diluted	43,734	42,539	43,503	41,604

KYPHON INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited; in thousands)

	September 30, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$83,779	$57,494
Investments	26,389	13,456
Accounts receivable, net	35,342	24,632
Inventories	9,891	6,239
Prepaid expenses and other current assets	3,564	3,810
Deferred tax assets	2,222	1,163

Total current assets	161,187	106,794

Investments	1,451	14,529
Property and equipment, net	9,179	6,044
Goodwill and other intangible assets, net	4,630	4,722
Deferred tax assets	19,120	20,462
Other assets	3,112	1,929

Total assets	$198,679	$154,480

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,226	$5,531
Accrued liabilities	22,417	14,699

Total current liabilities	28,643	20,230

Deferred rent	937	—

Total liabilities	29,580	20,230

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value per share	41	39
Additional paid-in capital	187,328	171,359
Treasury stock, at cost	(201)	(201)
Deferred stock-based compensation, net	(3,011)	(6,435)
Accumulated other comprehensive income	2,002	2,196
Accumulated deficit	(17,060)	(32,708)

Total stockholders’ equity	169,099	134,250

Total liabilities and stockholders’ equity	$198,679	$154,480